Exhibit 5.1

June 9, 2021	File: 0243403.0007

Perpetua Resources Corp. Suite 201 – 405 S 8th Street, Boise, Idaho 83702

Dear Sirs/Mesdames:

Re:	Perpetua Resources Corp. (the "Company")

We have acted as counsel to the Company, a company existing under the Business Corporations Act (British Columbia), and have been asked to give this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") covering an aggregate of 4,280,530 common shares without par value in the capital of the Company (the "Plan Shares") issuable pursuant to the Company's Omnibus Equity Incentive Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulations S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction of such documents, caused to be made such searches and investigations and considered such questions of law as we have considered relevant or necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the veracity of certificates of officers of the Company.

We are solicitors qualified to practice law in the Province of British Columbia only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the laws of Canada applicable therein. The opinion herein is based on the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

Based and relying upon and subject to the foregoing and the qualifications hereinafter expressed, we are of the opinion that at the date hereof, the Plan Shares have been duly authorized for issuance and, upon issuance in accordance with the terms of the Plan and the applicable stock option or award agreements, the passing of all necessary corporate resolutions, and the issuance of the requisite number of Plan Shares, such Plan Shares will be validly issued and outstanding as fully paid and non-assessable common shares of the Company.

We hereby consent to the use of our name in the Registration Statement relating to the Plan Shares and to the filing, as an exhibit to the Registration Statement, of this opinion.

This opinion is provided solely for the benefit of the parties to whom it is addressed in connection with the transaction referred to herein, and may not be used, circulated, quoted from or otherwise referred to for any other purpose. It is not to be transmitted to any other person nor is it to be relied upon by any other person or filed with any government agency or other person without our prior written consent.

Yours truly,

/s/ Miller Thomson LLP

Miller Thomson LLP